UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2011

MACATAWA BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of Incorporation)	000-25927 (Commission File Number)	38-3391345 (I.R.S. Employer Identification No.)

10753 Macatawa Drive, Holland, Michigan (Address of principal executive offices)	49424 (Zip Code)

(616) 820-1444
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last year)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 7.01	Regulation FD Disclosure.

On June 29, 2011, Macatawa Bank Corporation issued the press release furnished with this report as Exhibit 99.1, which is here incorporated by reference.

Item 8.01	Other Events.

On May 10, 2011, Macatawa Bank Corporation (the "Company") commenced its rights offering and public offering of 17,826,086 shares of its common stock at a price of $2.30 per share.

The rights offering expired at 5:00 p.m., Eastern Time, on June 7, 2011. In the rights offering, shareholders exercising their rights purchased a total of 4,456,186 shares of Company common stock at a price of $2.30 per share, for an aggregate purchase price of approximately $10.25 million.

The original size of the offering, 17,826,086 shares, was selected by the Board of Directors as the size required to be able to offer each existing shareholder the right to buy one share of common stock for each share of common stock owned on the record date for the rights offering. This amount was more than the Board of Directors believed to be necessary to meet the Company's capital requirements and the Board of Directors did not expect that all shareholders would exercise their rights to purchase shares in the rights offering. After successful completion of the rights offering to shareholders on June 7, 2011, the Company announced that it had reduced the size of the offering to a total offering size of 8,912,372 shares. The Board of Directors selected this offering size after careful consideration of the success of the rights offering, the number of written expressions of interest to participate in the public offering received, the amount of capital required to comply with the Bank's consent order, the Company's other capital needs, potential dilution to existing shareholders, including those who purchased shares in the rights offering, which could result from the sale of a larger number of shares, and perceived additional interest in the public offering. Having considered these factors, the Board of Directors determined that it was appropriate to limit the number of shares offered in the public offering to the same number of shares purchased in the rights offering.

The public offering expired at 5:00 p.m., Eastern Time, on June 27, 2011. The public offering was oversubscribed and, as permitted under the terms of the offering, the Company, in its discretion, allocated shares in the public offering among investors. In the public offering, shareholders and other investors purchased a total of 4,456,186 shares of Company common stock at a price of $2.30 per share, for an aggregate purchase price of approximately $10.25 million. Combined, the Company sold an aggregate of 8,912,372 shares at a price of $2.30 per share, for an aggregate purchase price of approximately $20.50 million.

The Company also converted its 2% Subordinated Note due 2018 in the aggregate principal amount of $1,000,000 into 491,830 shares of Company common stock in accordance with the terms of the note.

The shares sold in the offering and the conversion of the note into shares of Company common stock resulted in the Company raising total additional common equity capital of $21.50 million.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	99.1	Press Release dated June 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2011	MACATAWA BANK CORPORATION

	By	/s/ Jon W. Swets
Jon W. Swets Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document

99.1	Press Release dated June 29, 2011.